Exhibit 10.6.2
International Paper Company
Notice of Award under the
Long-Term Incentive Plan (“LTIP”)

Performance Stock Units (PSUs) – Stock-Settled

###PARTICIPANT_NAME###
###HOME_ADDRESS###

THIS CERTIFIES THAT, effective ###DATE###, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Award”) of performance-based restricted stock units (“Performance Stock Units” or “PSUs”) to ###PARTICIPANT_NAME### (the “Participant”) under the terms and conditions of the International Paper Company Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). The Award is subject to the Terms and Conditions on the reverse side of this certificate.

Date of Award:     ###DATE###

Target Number of PSUs:        ###TOTAL_AWARDS###

Performance Period:    ###DATE### through ###DATE###

The Committee has approved the target number of PSUs for this Award, which is ###TOTAL_AWARDS###. The actual number of PSUs that the Participant may receive under this Award will be based on the Company’s performance achievement over the performance period. The Company’s performance achievement is based (i) 50% on the Company’s absolute Return on Invested Capital (“ROIC”) and (ii) 50% on the Company’s relative Total Shareholder Return (“TSR”) measured against the Company’s TSR Peer Group. The actual number of PSUs that the Participant may receive at the end of the performance period may be greater or less than the Participant’s target number of PSUs based on the Company’s actual performance achievement. The actual number of PSUs to be paid to the Participant at the end of the performance period may be reduced at the discretion of the Committee.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the ###DATE###.

International Paper Company

Mark S. Sutton
Chairman and Chief Executive Officer

Exhibit 10.6.2

TERMS AND CONDITIONS OF AWARD

This Long-Term Incentive Plan award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Award”) is subject to the provisions of the Company’s Amended and Restated 2009 Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. This award agreement serves as your acceptance of the LTIP Award and the terms and conditions described in this award agreement.
1.Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.
2.Performance-Based Restricted Stock Units
(a)All performance-based restricted stock units (“Performance Share Units” or “PSUs”) issued under this Award will be contingently awarded with respect to the specific three-year performance period (the “Performance Period”) as described in the Notice of Award set forth on the reverse. PSUs may not be sold, transferred, pledged or assigned at any time. You will be asked to file a beneficiary designation form with the Company that names the beneficiary or beneficiaries of the Award.
(b)Payout of an Award is contingent solely upon the Company’s achievement of the performance goals over the Performance Period, and not on individual performance.
(c)All dividend equivalent units accrued during the Performance Period will be reinvested in additional PSUs (which will be allocated to the same Performance Period and will be subject to being earned on the same basis as the original Award).
3.    Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of shares of common stock paid to you by an amount sufficient to pay statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions
(a)As soon as practicable after the Performance Period, the number of PSUs to be paid under this Award will be determined by the Committee. The decision by the Committee will be final, conclusive and binding upon all parties, including the Company, the shareowners and you. Following the Committee’s approval of the payout, you will receive unrestricted shares of Company common stock equal to the number of PSUs payable to you.
(b)You will receive prorated PSUs in the following events: (i) termination of your employment if you are eligible for a termination allowance (and, in the United States, you sign the Company’s termination agreement and release in connection with the payment of a termination allowance); (ii) termination of your employment as a result of the Company’s divestiture of your business; (iii) death; (iv) Disability; or (v) voluntary resignation after retirement eligibility (as either your attainment of age 65, or your attainment of age 55 with at least ten years of service with the Company). In these events, you (or, if applicable, your beneficiary or estate) will receive the number of PSUs that would have been earned based on actual Company performance, prorated based on the number of months you were employed for at least one day during the Performance Period. Such PSUs are payable at the same time and in the same form as otherwise payable under the Plan.
(c)Your Award will be forfeited and cancelled upon the following events: (i) termination of your employment for Cause, (ii) in the United States, your refusal to sign the Company’s termination agreement and release in connection with the payment of a termination allowance, (iii) voluntary resignation before retirement eligibility , (iv) violation of a restrictive covenant agreement, such as a Non-Competition, Non-Solicitation or Confidentiality Agreement, (v) failure of an Executive Officer to provide one-year’s notice of retirement, (vi) your Misconduct, or (vii) termination of your employment on or before February 15 of the first year of the three-year performance period for the Award.
(d)Except as may be provided in a Change in Control Agreement, in the event of a Change in Control of the Company, the Award will be treated as described in the 2023 Administrative Guidelines for the Plan.
(e)    In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of any Award with respect to any fiscal year of the Company in accordance with administrative guidelines. Additional mandatory clawback provisions apply to current and former Executive Officers, as defined in the Company’s Clawback Policy.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of PSUs awarded to you.
6.    Other Terms and Conditions
(a)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the plan. Further, the

Exhibit 10.6.2
granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(b)You (or your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.
(c)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.
(d)Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an Award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.
(e)You agree that if execution of one or more restrictive covenant agreements is required, this Award will be contingent upon your execution of such agreement(s).
(f)This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted in accordance with such intent.